Exhibit 99.1

Hawthorn Bancshares Announces Management Succession Plan
Lee’s Summit, MO
September 24, 2010

The Board of Directors of Hawthorn Bancshares of Lee’s Summit, MO (NASDAQ: HWBK) announced today that James E. Smith (66) will retire as chairman and chief executive officer of Hawthorn Bancshares, Inc. and its subsidiary Hawthorn Bank effective December 31, 2010.

Last January, the Board of Directors put in place its management succession plan when David Turner (54) was elected president and chief operations officer of Hawthorn Bank. Mr. Turner’s promotion was the initial phase of the Board’s plan to have a replacement for Chairman & CEO Smith upon his retirement at the end of 2010.

Upon announcing his retirement, Chairman & CEO Smith said, “After 43 years in banking, with the last 13 years being here at Exchange National/Hawthorn Bancshares, I believe now is the best time to create the opportunity for new leadership. The downturn in the economy has created some difficult times for banks; but I believe that Hawthorn has successfully and aggressively managed this downturn and can look forward to fulfilling its role of responsibilities and service to the communities, customers and shareholders it serves.”

Smith added “I have been incredibly blessed to work with and for some of the best people in the financial industry and for that I will always be grateful for the opportunity. I came into this organization in 1997 when Exchange National Bancshares, Inc. made its first acquisition by purchasing Union State Bank in Clinton, MO and since that time, we have had 5 additional acquisitions and 3 de novo branch additions increasing our total assets from $450 million in 1997 to over $1.2 billion today. Announcing my retirement now provides transition. David is a 32 year veteran employee of Exchange/Hawthorn and he has been intricately involved with all the acquisitions and consolidation of its subsidiaries. He will provide excellent leadership for this organization in the future.”

Commenting on the announcement, Philip Freeman, Chairman of Hawthorn’s Nominating & Corporate Governance Committee stated, “Jim has agreed to stay involved with Hawthorn Bancshares both on a consulting basis and also for special projects.” Smith indicated that he plans to stay active in the industry and involved with legislative and regulatory affairs.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com